Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2017, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016 of NorthStar/RXR New York Metro Real Estate, Inc., which is incorporated by reference in Supplement No. 5 to the Prospectus in the Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-200617). We consent to the incorporation by reference of the aforementioned report in the Registration Statement and related Prospectus Supplement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

March 29, 2017